SUB-ITEM 77B: Accountant's report on internal control


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL STRUCTURE

The Board of Trustees
Matthews International Funds
San Francisco, California

In planning and performing our audits of the financial statements of Matthews Pacific Tiger Fund, Matthews Asian Growth and Income Fund, Matthews Korea Fund, Matthews Dragon Century China Fund and Matthews
Japan Fund, each a series of shares of common stock of Matthews International Funds, for the year ended August 31, 1999, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Funds is responsible for establishing and
maintaining an internal control structure.   In fulfilling this
responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal
control structure policies and procedures.   Two of the objectives
of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure,
errors or irregularities may occur and not be detected.   Also,
projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the
American Institute of Certified Public Accountants.   A material
weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their
assigned functions.   However, we noted no matters involving the
internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of August 31, 1999.

This report is intended solely for the information and use of management and the Securities and Exchange Commission, and should not be used for any other purpose.


TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
October 1, 1999